Exhibit 10.27

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into by and between Dickie Walker Marine, Inc., a Delaware corporation (“DWMA”), having an office at 100 Wall Street, 15th Floor,, New York, New York 10005 and Montiel Marketing Group, Inc. a California corporation with offices at 1405 So. Coast Highway, Oceanside, CA 92560 (“Consultant”).

WHEREAS, DWMA desires to engage Consultant, and Consultant agrees to be engaged, to provide certain services to DWMA as described herein;

NOW, THEREFORE, in consideration of the promises and mutual agreements herein, Consultant and DWMA agree to the following terms and conditions:

1.	Consultant’s Engagement

1.1.	DWMA hereby engages Consultant, and Consultant agrees to be engaged, on the terms and conditions set forth in this Agreement to perform consulting and advisory services to DWMA. The services to be performed will be calculated to assist DWMA in winding up the business previously conducted by DWMA, and will include collection of accounts receivable, obtaining refunds of prepaid deposits, handling accounts payable that resulted from the prior business, coordinating communications with DWMA that pertain to the prior business or operations of DWMA, including forwarding mail and other communications to the appropriate personnel at DWMA (the “Services”). The Services will be performed primarily by Gerald Montiel.

1.2.	Consultant is solely responsible for determining the manner in which the Services are to be accomplished, provided that Consultant shall undertake and accomplish the Services in accordance with standards acceptable to DWMA. In carrying out the Services, Consultant shall maintain liaison with such DWMA personnel as DWMA may designate (the “Liaison”).

2.	Independent Contractor Status

2.1.	Consultant shall be an independent contractor and Consultant acknowledges and confirms to DWMA his status as an independent contractor. Nothing herein shall be deemed or construed to create a joint venture, partnership, agency or employee/employer relationship between the parties for any purpose, including but not limited to taxes or employee benefits. Consultant understands and agrees that during his assignment to DWMA, Consultant will be solely responsible for: (i) complying with all federal, state and local laws, ordinances, regulations and orders with respect to the performance of Services, (ii) paying all filing fees and federal, state and local taxes (including income tax, self-employment tax, FICA, FUTA and other taxes applicable to his services to DWMA under this Agreement, (iii) paying all amounts required under local, state and federal workers’ compensation acts, disability benefit acts, unemployment insurance acts and other employee benefits acts when due.

2.2.	Consultant understands and acknowledges that because Consultant is an independent contractor for all purposes and not an employee of DWMA, Consultant is not entitled to and will not be provided with any benefits now given by DWMA to, or hereafter declared for the benefit of, DWMA employees, officers, directors or shareholders. For further clarity, Consultant acknowledges and agrees that he shall have no interest in or claim or entitlement to any retirement, pension, 401(k), health care, or other benefit plan maintained by DWMA for its employees, officers, directors, or shareholders.

3.	No Power to Act on Behalf of DWMA

3.1.	Consultant shall not have any right, power or authority to create any obligation, express or implied, or make representation on behalf of DWMA, and Consultant shall not hold himself out to the public or to any DWMA customer, vendor or other party as having any right, power or authority to create any obligation, express or implied, or to make representations on behalf of DWMA, except as Consultant may be expressly authorized in advance in writing from time to time by DWMA and then only to the extent of such authorization.

4.	Fees and Expenses

4.1.	In consideration of the Services to be provided by Consultant, DWMA shall pay to Consultant the sum of Four Thousand and 00/100 Dollars ($4,000.00) per month. Payment shall be made on the first business day of each month in the term hereof.

4.2.	DWMA shall reimburse Consultant for all actual, authorized, out-of-pocket costs or expenses incurred by Consultant in connection with Consultant’s Services within thirty (30) days of DWMA’s receipt of appropriate documentation. Any expenses must be pre-approved in writing by the DWMA Liaison.

5.	Consultant’s Covenants

5.1.	Consultant covenants to DWMA as follows:

5.1.1.	Consultant will comply at all times with all applicable laws and regulations of any jurisdiction in which Consultant acts;

5.1.2.	Consultant will comply with all applicable DWMA policies and standards and shall carry out the Services in a manner consistent with the ethical and professional standards of DWMA;

5.1.3.	Consultant will comply at all times with all security provisions in effect from time to time at DWMA’s premises, with respect to access to premises, and all materials belonging to DWMA. Consultant agrees that if Services are to be performed on the premises or facilities of DWMA, then Consultant shall be allowed access only during the period established by the occupant of such premises or facilities as the normal work hours of its employees at such premises or facilities; and

6.	Confidential Information

6.1.	During the course of carrying out the Services, Consultant may have access to information that relates to DWMA’s past, present, or future research, development, or business activities and any proprietary products, materials, services, or technical knowledge that is regarded and treated as confidential by DWMA (collectively, the “Confidential Information”). In connection therewith, the following subsections shall apply:

6.1.1.	The Confidential Information may be used by Consultant only to assist Consultant’s performance of the Services;

6.1.2.	Consultant will protect the confidentiality of the Confidential Information according to standards that are at least as high as those employed by DWMA. Access to the Confidential Information shall be restricted to Consultant, and Consultant shall not disclose Confidential Information to any third party;

6.1.3.	The Confidential Information may not be copied or reproduced without DWMA’s prior written consent;

6.1.4.	Unless otherwise expressly authorized in writing by DWMA, all Confidential Information made available to Consultant, including copies thereof, shall be returned to DWMA upon the first to occur of (i) termination of this Agreement or (ii) request by DWMA;

6.1.5.	Nothing in this Agreement shall prohibit or limit Consultant’s use of information (including, but not limited to, ideas, concepts, know-how, techniques, and methodology) (i) previously known to him, (ii) independently developed by him, (iii) acquired by him from a third party which is not, to Consultant’s knowledge, under an obligation to DWMA not to disclose such information, or (iv) which is or becomes publicly available through no breach by Consultant of this Agreement;

6.1.6.	Nothing in the Agreement shall be construed to grant to Consultant any rights or licenses to use the Confidential Information;

6.1.7.	The obligations in this Section 6 shall not restrict any disclosure pursuant to any applicable law or by order of any court or government agency; provided that (i) Consultant shall give prompt notice (and in any event prior to any disclosure) to DWMA of such order, (ii) Consultant shall cooperate with DWMA at DWMA’s expense in resisting such disclosure or seeking suitable protections prior to such disclosure and (iii) Consultant shall disclose only such Confidential Information as Consultant is compelled to disclose; and

6.1.8.	Notwithstanding anything to the contrary contained in this Agreement, the terms and conditions of this Section 6 shall survive for a period of ten (10) years after the termination or expiration of this Agreement or such longer period as necessary to maintain the trade secret status of any Confidential Information.

7.	Term

7.1.	This Agreement shall commence immediately on termination or expiration of the Employment Agreement entered into between DWMA and Gerald W. Montiel and shall continue in full force and effect until one year from the commencement of the Employment Agreement (“Termination Date”) unless it is sooner terminated in accordance with the provisions of this Agreement.

8.	Termination

8.1.	Either party may terminate this Agreement prior to the Termination Date for cause (“Cause”). Cause for termination exists if a party commits a material breach of this Agreement which remains uncured after thirty (30) days’ written notice thereof. Termination shall be effective at close of business on the last date of the cure period.

8.2.	Upon termination of this Agreement, Consultant will cease all performance of the Services and all activities on behalf of DWMA and shall promptly deliver to DWMA, without cost to DWMA and retaining no copies thereof or means of access thereto, all Confidential Information in Consultant’s possession or control, including without limitation Confidential Information developed by Consultant under this Agreement.

9.	Entire Agreement

9.1.	This Agreement sets forth the entire intent and understanding of the parties hereto on the subject matter hereof and supersedes any other agreements or understandings. It may be amended only by a writing duly signed by both of the parties hereto.

10.	Notices

10.1.	Any notice or other communication given pursuant to this Agreement shall be in writing and shall be effective either when delivered personally to the party for whom intended, or five (5) days following deposit of the same into the United States mail (certified mail, return receipt requested, or first class postage prepaid), addressed to such party at the address set forth on the initial page of this Agreement. Either party may designate a different address by notice to the other given in accordance with this provision.

11.	Nonassignability

11.1.	This Agreement is not assignable by Consultant without the prior written consent of DWMA.

12.	Governing Law

12.1.	This Agreement will be deemed to have been executed and delivered in the State of California and it will be governed by and construed in accordance with the laws of California without resort to its conflicts of law rules.

EACH INTENDING TO BE BOUND TO THE OTHER, DWMA and Consultant have caused this Agreement to be executed.

Agreed and accepted:

DICKIE WALKER MARINE, INC.	MONTIEL MARKETING GROUP, INC.

By	By:
Signature		Gerald W. Montiel, President

Printed Name

Title

Date of Signature		Date of Signature

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